EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 No. 333-46061 of South Street Financial Corp. of our report dated April 6, 2007, relating to the consolidated financial statements of South Street Financial Corp. and its subsidiary as of December 31, 2006 and December 31, 2005, which report appears in the Company’s 2006 annual report on Form 10-KSB.

Charlotte, North Carolina
April 11, 2007